UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)      June 1, 2007

                       MYERS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code      (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

        On May 29, 2007, the Board of Directors of Myers Industries, Inc. (the "Company") approved and adopted a plan to consolidate production facilities. Under the terms of the consolidation plan, manufacturing facilities in each of Brampton, Ontario, Lugoff, South Carolina, and Dawson Springs, Kentucky will be permanently closed and certain of the production capabilities and product lines at each of these facilities will be shifted to the Company's other existing manufacturing facilities in North America. The consolidation plan is expected to balance manufacturing capacity and further strengthen competitiveness in strategic markets.

        Production at the Brampton, Ontario, facility is expected to cease by the end of 2007 and the closure is expected to result in the termination of approximately 170 employees. Production at the Lugoff, South Carolina, facility is expected to cease by the end of 2007 and the closure is expected to result in the termination of approximately 72 employees. Production at the Dawson Springs, Kentucky, facility is expected to cease by the end of 2007 and the closure is expected to result in the termination of approximately 95 employees. The Company expects to incur total costs of approximately $8.4 million before tax in connection with the closure of these facilities, mainly due to severance and fixed asset write-offs.

Item 9.01.	Exhibits.

(d) Exhibits - The following exhibit is furnished as part of this Current Report on Form 8-K: 99.1 Press Release dated June 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

DATE June 4, 2007	By:	/s/ Donald A. Merril
Donald A. Merril
Vice President, Chief Financial Officer and Secretary